Exhibit (a)(3)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	Tap Private Equity Index Fund

2.	The Certificate of Trust is hereby amended as follows:

The name of the Trust is:

Tap US Private Equity Fund of Funds
[set forth amendment(s)]

3.	This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 7th day of August, 2025 A.D.

By:	/s/ Jeffrey Leathers
Sole Initial Trustee

Name:	Jeffrey Leathers
Type or Print